Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	James H. Moss Chief Financial Officer (717) 909-2247

WAYPOINT FINANCIAL ANNOUNCES SECOND QUARTER RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Harrisburg, Pennsylvania (July 22, 2004) Waypoint Financial Corp. (Nasdaq/NM:WYPT) today announced net income of $.30 per share, or $10.0 million, for the quarter ended June 30, 2004 as compared to $.34 per share, or $11.4 million, for the quarter ended June 30, 2003. This also compares to $.16 per share, or $5.2 million, for the linked quarter ended March 31, 2004, which was affected by expenses associated with the pending acquisition of Waypoint by Sovereign Bancorp, Inc. (“Sovereign”) announced on March 9, 2004.

     Waypoint also announced that the Board of Directors declared a regular quarterly cash dividend of $.14 per share to shareholders of record as of August 5, 2004. The dividend will be paid on August 13, 2004.

     David E. Zuern, President and CEO, discussed Waypoint’s business performance during the quarter ended June 30, 2004. He stated: “Waypoint continued to build franchise value during the quarter, with particularly strong growth noted in commercial loans, transaction deposits, and banking fee income. Also, Waypoint’s key credit quality indicators showed continued improvement from levels which were already sound.”

     Zuern reported that Waypoint continued to show progress in changing the composition of the Bank’s loan and deposit portfolios. The commercial loan portfolio grew $65.5 million, or 5.7%, and the consumer loan portfolio grew $11.8 million during the quarter. Mortgage loans in portfolio decreased $25.4 million during the quarter as mortgage loan prepayments continued at a rapid pace, though at reduced levels relative to those experienced in 2003. Waypoint’s core deposits, which include savings, transaction and money market accounts, grew $61.6 million during the quarter, up 4.6%. Time deposits were also up $32.6 million during the quarter.

     Strong growth in banking services and account fees helped drive Waypoint’s total non-interest income to $10.9 million during the current quarter versus $10.8 million for the quarter ended June 30, 2003. Zuern said the growth in banking fee income came from rising account volumes, improved service offerings, and pricing increases. This performance lifted Waypoint’s core fee income to $8.8 million this quarter, up from $7.6 million for the comparable quarter ended June 30, 2003 and up from $7.3 million for the linked quarter ended March 31, 2004. Core fee income includes bank service and account fees, financial services fees and mortgage banking income. Net gains on securities decreased to $1.3 million during the current quarter from $3.7 million in the comparable prior quarter as Waypoint placed less reliance on this supplemental revenue source. Zuern also noted that Waypoint continued to control costs, limiting total noninterest expenses to $22.4 million during the current quarter as compared to $22.8 million during the comparable prior quarter. This was particularly noteworthy in light of the excellent growth in core fee income.

     Zuern closed with comments regarding the pending acquisition of Waypoint by Sovereign. He stated, “We are excited about combining our strong and growing franchise with Sovereign, a Pennsylvania-based company with a very similar commitment to a performance culture. As part of the Sovereign family, we will offer an even broader array of products delivered with the same flexibility, responsiveness, and local decision making that our customers expect. Both organizations are already working together on integration tasks and sharing expertise to ensure that this transition will be smooth for our customers.”

     Waypoint Financial Corp. is a $5.4 billion bank holding company whose primary operating subsidiary is Waypoint Bank, which is headquartered in Harrisburg, Pennsylvania with a network of 66 branches. Waypoint Bank operates 57 branches in Dauphin, York, Lancaster, Cumberland, Franklin, Lebanon, Adams, and Centre counties in Pennsylvania and 9 branches in Baltimore, Harford, Frederick and Washington counties in Maryland. Waypoint offers a full range of financial services including banking for retail, commercial and small business customers, mortgages, trust and investment, brokerage, and insurance services to more than 125,000 household and business customers.

     On March 9, 2004, Waypoint and Sovereign announced that they had reached a definitive agreement for Sovereign to acquire Waypoint. Under the terms of the agreement, shareholders of Waypoint will be entitled to receive $28.00 in cash, 1.262 shares of Sovereign common stock, or a combination thereof per Waypoint share, subject to election and allocation procedures which are intended to ensure that, in the aggregate, 70% of Waypoint shares will be exchanged for Sovereign common stock and 30% will be exchanged for cash. The acquisition is expected to close no later than January of 2005.

     The following page contains a summary of selected financial data for the most recent five fiscal quarters.

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Selected Ratios and Other Data (Unaudited)

	As of or for the three months ended
	June,	March,	December,	September,	June,
	2004	2004	2003	2003	2003
Basic income per share	$0.31	$0.17	$0.28	$0.31	$0.35
Diluted income per share	$0.30	$0.16	$0.27	$0.30	$0.34
Return on average equity (ROE)	9.85%	5.13%	8.97%	9.83%	10.82%
Return on average assets	0.74%	0.39%	0.67%	0.72%	0.84%
Net interest margin (tax equivalent)	2.22%	2.27%	2.24%	2.28%	2.44%
Noninterest income divided by average assets	0.80%	1.03%	0.80%	0.83%	0.80%
Noninterest expense divided by average assets	1.66%	2.33%	1.89%	1.67%	1.67%
Efficiency ratio	59.59%	75.36%	67.12%	59.31%	55.21%
Effective income tax rate	30.34%	36.70%	21.49%	28.59%	30.40%
Diluted average equivalent shares	32,979,567	32,741,246	32,622,332	33,135,917	33,662,564
Book value per share	$11.86	$12.53	$12.10	$12.29	$12.41
Stockholders equity to total assets	7.28%	7.78%	7.55%	7.62%	7.42%

Selected Financial Condition Data (Unaudited, amounts in thousands)

	As of the periods ended
	June,	March,	December,	September,	June,
	2004	2004	2003	2003	2003
Total assets	$5,442,856	$5,371,728	$5,329,902	$5,429,818	$5,639,363
Loans receivable, net	2,477,915	2,426,157	2,397,640	2,390,740	2,379,562
Loans held for sale, net	13,164	17,653	17,011	30,002	38,333
Marketable securities	2,612,849	2,606,875	2,587,752	2,667,038	2,878,814
Deposits	2,799,987	2,705,787	2,720,915	2,630,393	2,581,661
Borrowings	2,144,391	2,078,626	2,110,681	2,273,446	2,459,577
Stockholders’ equity	396,130	417,860	402,233	413,710	418,561

Selected Operating Data (Unaudited, amounts in thousands)

	For the three month periods ended
	June,	March,	December,	September,	June,
	2004	2004	2003	2003	2003
Interest income	$58,636	$59,010	$59,735	$60,877	$64,550
Interest expense	31,926	31,692	32,879	33,489	34,134

Net interest income	26,710	27,318	26,856	27,388	30,416
Provision for loan losses	902	1,901	1,014	2,014	2,064

Net interest income after provision for loan losses	25,808	25,417	25,842	25,374	28,352
Noninterest income	10,878	13,727	10,681	11,495	10,827
Noninterest expense	22,399	30,931	25,193	23,063	22,772

Income before taxes	14,287	8,213	11,330	13,806	16,407
Income tax expense	4,335	3,014	2,435	3,946	4,987

Net income	$9,952	$5,199	$8,895	$9,860	$11,420

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Discussion of Operating Results

Net income totaled $.30 per share for the quarter ended June 30, 2004, as compared to net income of $.34 per share for the quarter ended June 30, 2003 and $.16 per share for the quarter ended March 31, 2004. Net income for the current quarter was $10.0 million versus $11.4 million for the quarter ended June 30, 2003 and $5.2 million for the linked quarter ended March 31, 2004. The linked quarter was impacted by merger-related expenses totaling $3.0 million, or $.09 per share.

     Net interest income after provision for loan losses totaled $25.8 million for the current quarter as compared to $28.4 million recorded during the quarter ended June 30, 2003 and $25.4 million for the linked quarter ended March 31, 2004. The decrease in net interest income from the comparable prior period came primarily from the cumulative effects of record high prepayments during 2003 and in the first six months of 2004 on mortgage loans and mortgage-backed securities. In the current environment, yields on new loan and security assets acquired into portfolio are at lower rates relative to assets being replaced. This trend is exacerbated by aggressive pricing by key competitors in Waypoint’s market for both loans and deposits, which results in spread compression. These impacts, which were partially reduced by favorable mix improvements in the loan and deposit portfolios, resulted in the net interest margin ratio (tax-equivalent) decreasing to 2.22% for the current quarter. This compared to 2.44% for the quarter ended June 30, 2003 and 2.27% for the linked quarter ended March 31, 2004. See Table 3 which appears later in this release for a detailed schedule of Waypoint’s average portfolio balances and interest rates. Also, see Table 4 for a rate/volume analysis of Waypoint’s net interest income.

     Pursuant to management’s evaluation of the adequacy of Waypoint’s allowance for loan losses, the provision for loan losses totaled $.9 million for the current quarter versus $2.1 million for the quarter ended June 30, 2003 and $1.9 million for the linked quarter ended March 31, 2004. See the Discussion of Asset Quality that appears later in this section and Tables 5, 6, and 7 following the financial statements for additional information regarding credit quality.

Noninterest income was $10.9 million for the current quarter, as compared to $10.8 million for the comparable prior quarter ended June 30, 2003, with notable changes between these periods as follows:

•	Banking services and account fees totaled $5.4 million, up $1.5 million primarily due to increased overdraft fees, service charges, and commercial fees. These trends reflect increased account and transaction volumes, pricing increases, and increased service offerings.

•	Financial services fees totaled $2.3 million for both periods. Waypoint Benefits Consulting, acquired on April 1, 2003, was reflected in both periods and contributed an increase of $.2 million. This increase was offset by a $.2 million decrease in title insurance income resulting from decreased refinancing activity in the mortgage banking market.

•	Residential mortgage banking income totaled $1.1 million, down $.2 million from the prior period. Within this category, net gains on the sale of loans decreased $.9 million and loan servicing activities including valuation adjustments resulted in a net revenue increase of $.7 million. The loan sale results reflect both a sales volume decrease and a decrease in the average gain per dollar of loan principal sold. Sales volume was reduced as mortgage rates increased during the quarter and gains were reduced as lower market volume increased competitive pricing pressures.

•	Gains on securities decreased $2.4 million in the current quarter, primarily due to decreased sales of marketable securities. This income category also includes gains and losses in the valuation of an interest rate cap that does not receive hedge accounting treatment. This valuation resulted in a gain of $1.1 million during the current quarter and a loss of $1.1 million during the comparable prior quarter.

•	Other income resulted in a net loss of $.2 million during the current quarter, but this was an improvement of $1.4 million on a comparative basis. This change resulted primarily from Waypoint’s investment in certain Small Business Investment Corporation (SBIC) partnerships, which contributed breakeven results for the current period versus a net loss of $1.5 million for the comparable prior period.

Noninterest expense was $22.4 million for the quarter ended June 30, 2004 versus $22.8 million for the quarter ended June 30, 2003 and $30.9 million for the linked quarter ended March 31, 2004. The linked quarter included borrowing prepayment expenses of $4.7 million and merger-related expenses of $3.0 million. Notable changes in the quarter ended June 30, 2004 relative to the quarter ended June 30, 2003 included:

•	Salaries and benefits expense totaled $12.2 million, up $.4 million. Increases from expansion in the retail banking franchise and increased investment in sales and marketing personnel were partially offset by attrition in non-essential operational positions in advance of the Sovereign integration of Waypoint.

•	Marketing expenses increased $.2 million on increased product advertising.

•	Expenses associated with the Sovereign acquisition totaled $.2 million, with no corresponding expenses in the comparable prior quarter.

•	Other expenses decreased $1.2 million, which included a $.7 million decrease in loan servicing and other non-deferrable loan costs. The remaining decrease of $.5 million was spread over other expense categories, which are generally being managed downward in advance of the integration with Sovereign.

     Income tax expense for the current quarter totaled $4.3 million, resulting in an effective tax rate of 30.3% on income before taxes of $14.3 million. For the quarter ended June 30, 2003, income taxes were $5.0 million, resulting in an effective tax rate of 30.4% on income before taxes of $16.4 million.

Discussion of Financial Condition

     Waypoint’s total assets were $5.443 billion at June 30, 2004, up from $5.371 billion at March 31, 2004 and up from $5.330 billion at December 31, 2003. The increase from March 31, 2004 came primarily in the loan portfolio, which increased $51.8 million.

     Waypoint continued to experience strong growth in its commercial loan portfolio, which was up $65.5 million, or 5.7%, during the current quarter. Consumer and other loans also increased $11.8 million. Partially offsetting these increases, residential mortgage loans decreased $25.4 million during the current quarter as Waypoint sold substantially all of its conventional residential mortgage production and prepayments on loans held in portfolio continued at a rapid pace, though at reduced levels relative to those experienced in 2003. Waypoint’s loan composition is presented in Table 1 which appears later in this report.

     Waypoint’s deposit portfolio totaled $2.800 billion at June 30, 2004, up from $2.706 billion at March 31, 2004, and up from $2.721 billion at December 31, 2003. Most of Waypoint’s deposit growth during the quarter resulted from a $61.6 million increase in core deposits, up 4.6%. Core deposits include savings, transaction and money market deposit accounts. Time deposits also increased during the quarter, up $32.6 million. Time deposits represent a higher cost funding source than core deposits, but the increase in balances was generated at rates that were lower than the cost of alternative wholesale funding. The composition of the deposit portfolio is presented in Table 2 which appears later in this report.

     Waypoint had $396.1 million in stockholders’ equity or 7.28% of total assets at June 30, 2004, as compared to $417.9 million or 7.78% of total assets at March 31, 2004 and $402.2 million or 7.55% of total assets at December 31, 2003. Notable changes in stockholders’ equity for the current quarter included increases of $10.0 million from net income and $.8 million from paid in capital and tax benefits associated with stock option exercises. Offsetting these increases were a decrease of $27.8 million in the market value of available-for-sale securities (net of taxes) and dividends paid to shareholders totaling $4.5 million.

Discussion of Asset Quality

     Non-performing loans totaled $18.8 million or 0.75% of total loans as of June 30, 2004 as compared to $17.4 million or 0.71% of total loans as of March 31, 2004 and $18.2 million or 0.76% of total loans as of December 31, 2003. Waypoint’s allowance for loan losses was $29.6 million or 1.18% of total loans as of June 30, 2004 as compared to $29.3 million or 1.19% of total loans as of March 31, 2004 and $28.4 million or 1.17% of total loans as of December 31, 2003. Net loan charge-offs as a percentage of average loans outstanding totaled 0.10% on an annualized basis for the quarter ended June 30, 2004 as compared to 0.17% for the quarter ended March 31, 2004 and 0.19% for the comparable prior quarter ended June 30, 2003. See Tables 5, 6 and 7 which appear later in this release for more information on asset quality.

  Note on Forward-Looking Statements

     Statements contained in this news release which are not historical facts are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Corporation with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as “believe”, “expect”, “anticipate”, “should”, “planned”, “estimated”, and “potential”. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Corporation’s operations, pricing, products and services.

This filing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the

Securities Exchange Act of 1934, as amended, with respect to the financial condition, results of operations and business of Waypoint Financial Corp. pending final consummation of the merger of Seacoast Financial Services Corporation with and into Sovereign Bancorp, Inc. and the merger of Waypoint with and into Sovereign that are subject to various factors which could cause actual results to differ materially from such projections or estimates. Such factors include, but are not limited to, the following: (1) the respective businesses of Seacoast and Waypoint may not be combined successfully with Sovereign’s businesses, or such combinations may take longer to accomplish than expected; (2) expected cost savings from each of the mergers cannot be fully realized or realized within the expected timeframes; (3) operating costs, customer loss and business disruption following the mergers, including adverse effects on relationships with employees, may be greater than expected; (4) governmental approval of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with government approval of the merger, (5) the stockholders of Waypoint may fail to approve the merger of Waypoint with and into Sovereign; (6) adverse governmental or regulatory policies may be enacted; (7) the interest rate environment may adversely impact the expected financial benefits of the mergers, and compress margins and adversely affect net interest income; (8) the risks associated with continued diversification of assets and adverse changes to credit quality; (9) competitive pressures from other financial service companies in Seacoast’s, Waypoint’s and Sovereign’s markets may increase significantly; and (10) the risk of an economic slowdown that would adversely affect credit quality and loan originations. Other factors that may cause actual results to differ from forward-looking statements are described in Waypoint’s filings with the Securities and Exchange Commission. Waypoint does not undertake or intend to update any forward-looking statements.

Sovereign and Waypoint will be filing documents concerning the merger with the Securities and Exchange Commission, including a registration statement on Form S-4 containing a prospectus/proxy statement which will be distributed to shareholders of Waypoint. Investors are urged to read the registration statement and the proxy statement/prospectus regarding the proposed transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Investors will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Sovereign and Waypoint, free of charge on the SEC’s Internet site (http://www.sec.gov). In addition, documents filed by Sovereign with the SEC, including filings that will be incorporated by reference in the prospectus/proxy statement, can be obtained, without charge, by directing a request to Sovereign Bancorp, Inc., Investor Relations, 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 (Tel: 610-988-0300). In addition, documents filed by Waypoint with the SEC, including filings that will be incorporated by reference in the prospectus/proxy statement, can be obtained, without charge, by directing a request to Waypoint Financial Corp., 235 North Second Street, Harrisburg, Pennsylvania 17101, Attn: Richard C. Ruben, Executive Vice President and Corporate Secretary (Tel: 717-236-4041). Directors and executive officers of Waypoint may be deemed to be participants in the solicitation of proxies from the shareholders of Waypoint in connection with the merger. Information about the directors and executive officers of Waypoint and their ownership of Waypoint common stock is set forth in Waypoint’s proxy statement for its 2004 annual meeting of shareholders, as filed with the SEC on April 20,2004. Additional information regarding the interests of those participants may be obtained by reading the prospectus/proxy statement regarding the proposed merger transaction when it becomes available. INVESTORS SHOULD READ THE PROSPECTUS/PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

WAYPOINT FINANCIAL CORP. AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	June 30,	December 31,
	2004	2003
	(Unaudited)
	(All dollar amounts in thousands)
Assets
Cash and cash equivalents	$98,305	$100,016
Marketable securities	2,509,427	2,489,770
FHLB Stock	103,422	97,982
Loans receivable, net	2,477,915	2,397,640
Loans held for sale, net	13,164	17,011
Loan servicing rights	2,703	2,528
Investment in real estate and other joint ventures	21,357	20,773
Premises and equipment, net of accumulated depreciation of $48,018 and $45,261	48,841	49,789
Accrued interest receivable	23,640	23,597
Goodwill	18,332	17,881
Intangible assets	2,801	2,881
Deferred tax asset, net	19,910	9,059
Bank-owned life insurance	94,585	92,522
Other assets	8,454	8,453

Total assets	$5,442,856	$5,329,902

Liabilities and Shareholders Equity
Deposits	$2,799,987	$2,720,915
Other borrowings	2,144,391	2,110,681
Escrow	3,524	2,568
Accrued interest payable	8,701	10,009
Postretirement benefit obligation	2,248	2,248
Income taxes payable	3,021	2,586
Trust preferred debentures	46,392	46,392
Other liabilities	38,462	32,270

Total liabilities	5,046,726	4,927,669

Preferred stock, 10,000,000 shares authorized but unissued
Common stock, $ .01 par value, authorized 100,000,000 shares, 42,991,487 shares issued and 33,402,460 outstanding at June 30, 2004, 43,031,041 shares issued and 33,247,630 shares outstanding at December 31, 2003	428	425
Paid in capital	356,534	353,530
Retained earnings	247,888	241,668
Accumulated other comprehensive income	(24,453)	(8,502)
Employee stock ownership plan	(13,451)	(13,423)
Recognition and retention plans	(4,206)	(4,206)
Paid in capital from obligations under Rabbi Trust, 544,948 shares at at June 30, 2004 and 495,826 shares at December 31, 2003	9,253	8,457
Treasury stock shares held in Rabbi Trust at cost, 544,948 shares at June 30, 2004 and 563,162 shares at December 31, 2003	(9,253)	(9,240)
Treasury stock, 9,589,027 shares at June 30, 2004 and 9,716,075 shares at December 31, 2003	(166,610)	(166,476)

Total stockholders’ equity	396,130	402,233

Total liabilities and stockholders’ equity	$5,442,856	$5,329,902

WAYPOINT FINANCIAL CORP. AND SUBSIDIARIES
Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
	(In thousands, except per share data)
	(Unaudited)
Interest Income:
Loans	$33,918	$37,198	$67,739	$74,592
Marketable securities and interest-earning cash	24,718	27,352	49,907	55,767

Total interest income	58,636	64,550	117,646	130,359

Interest Expense:
Deposits and escrow	12,087	13,465	24,246	27,949
Borrowed funds	19,839	20,669	39,372	41,522

Total interest expense	31,926	34,134	63,618	69,471

Net interest income	26,710	30,416	54,028	60,888
Provision for loan losses	902	2,064	2,803	4,485

Net interest income after provision for loan losses	25,808	28,352	51,225	56,403

Noninterest Income:
Banking service and account fees	5,444	3,924	9,798	7,313
Financial services fees	2,284	2,348	4,696	4,393
Residential mortgage banking	1,057	1,297	1,571	2,600
Bank-owned life insurance	1,027	1,142	2,063	2,288
Gain on securities and derivatives, net	1,283	3,717	6,689	5,590
Other	(217)	(1,601)	(212)	(1,928)

Total noninterest income	10,878	10,827	24,605	20,256

Noninterest Expense:
Salaries and benefits	12,250	11,803	25,454	23,235
Equipment expense	1,741	1,849	3,557	3,620
Occupancy expense	1,870	1,829	3,891	3,751
Marketing	1,379	1,215	2,309	2,306
Amortization of intangible assets	189	192	389	312
Outside services	1,303	1,312	2,723	2,579
Communications and supplies	1,335	1,296	2,615	2,622
Borrowing prepayment	—	—	4,704	—
Acquisition	194	—	3,159	—
Other	2,138	3,276	4,529	6,229

Total noninterest expense	22,399	22,772	53,330	44,654

Income before income taxes	14,287	16,407	22,500	32,005
Income tax expense	4,335	4,987	7,349	9,274

Net Income	$9,952	$11,420	$15,151	$22,731

Basic earnings per share	$0.31	$0.35	$0.48	$0.68

Diluted earnings per share	$0.30	$0.34	$0.46	$0.66

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Table 1 — Loans Receivable, Net

	June 30,	December 31,
	2004	2003
Residential mortgage loans:
One-to-four family	$305,586	$347,679
Construction	16,804	25,500

Total residential mortgage loans	322,390	373,179

Commercial loans:
Commercial real estate	744,347	651,139
Commercial business	364,194	343,129
Construction and site development	106,361	103,611

Total commercial loans	1,214,902	1,097,879

Consumer and other loans:
Manufactured housing	87,552	93,323
Home equity and second mortgage	552,116	561,937
Indirect automobile	195,420	174,416
Other	116,803	106,968

Total consumer and other loans	951,891	936,644

Loans receivable, gross	2,489,183	2,407,702

Plus:
Dealer reserves	22,740	23,584
Less:
Unearned premiums	(1)	6
Net deferred loan origination fees	4,456	5,209
Allowance for loan losses	29,553	28,431

Loans receivable, net	$2,477,915	$2,397,640

Table 2 — Deposits

	June 30,	December 31,
	2004	2003
Savings	$239,384	$252,072
Time	1,396,074	1,408,970
Transaction	831,903	560,520
Money market	332,626	499,353

Total deposits	$2,799,987	$2,720,915

Table 3a — Average Balance Sheet, quarter

	For the three months ended,
	June 30, 2004			June 30, 2003
	Average		Average	Average		Average
	Balance	Interest (2)	Yield/Cost	Balance	Interest (2)	Yield/Cost
Assets:	(Dollar amounts in thousands)
Interest-earning assets:
Loans, net (1) (5)	$2,480,290	$34,122	5.48%	$$2,420,366	$37,383	6.17%
Marketable securities	2,443,617	25,097	4.13	2,720,763	27,794	4.17
Other interest-earning assets	71,898	160	0.98	66,404	151	1.05

Total interest-earning assets	4,995,805	59,379	4.75	5,207,533	65,328	5.06

Noninterest-earning assets	411,252			233,851

Total assets	$5,407,057			$5,441,384

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings deposits	$244,070	131	0.21	$$262,658	314	0.48
Time deposits	1,354,165	9,247	2.89	1,392,343	11,686	3.37
Transaction and money market	1,124,042	2,703	0.97	836,419	1,456	0.70
Escrow	3,135	6	0.79	4,400	9	0.86
Borrowed funds	2,231,662	19,839	3.49	2,469,623	20,669	3.32

Total interest-bearing liabilities	4,957,074	31,926	2.56	4,965,443	34,134	2.74

Noninterest-bearing liabilities	45,902			53,867

Total liabilities	5,002,976			5,019,310
Stockholders’ equity	404,081			422,074

Total liabilities and stockholders’ equity	$5,407,057			$5,441,384

Net interest income — tax-equivalent		27,453			31,194
Interest rate spread (3)			2.19%			2.32%

Net interest-earning assets	$38,731			$242,090

Net interest margin (4)			2.22%			2.44%

Ratio of interest-earning assets to interest-bearing liabilities	1.01x			1.05x

Adjustment to reconcile tax-equivalent net interest income to net interest income		(722)			(778)

Net interest income		$26,731			$30,416

(1)	Includes income recognized on deferred loan fees and costs of $151,000 for the three months ended June 30, 2004, and $726,000 for the three months ended June 30, 2003.

(2)	Interest income and yields are shown on a tax equivalent basis using an effective tax rate of 35%.

(3)	Represents the difference between the average yield on interest-earning assets and the average cost on interest-bearing liabilities.

(4)	Represents the annualized net interest income before the provision for loan losses divided by average interest-earning assets.

(5)	Includes loans on nonaccrual status and loans held for sale.

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Table 3b — Average Balance Sheet, year to date

	For the six months ended,
	June 30, 2004			June 30, 2003
	Average		Average	Average		Average
	Balance	Interest (2)	Yield/Cost	Balance	Interest (2)	Yield/Cost
Assets:	(Dollar amounts in thousands)
Interest-earning assets:
Loans, net (1) (5)	$2,462,645	$68,133	5.51%	$$2,391,181	$74,944	6.28%
Marketable securities	2,481,736	50,756	4.12	2,719,810	56,676	4.25
Other interest-earning assets	55,594	237	0.91	65,286	314	1.12

Total interest-earning assets	4,999,975	119,126	4.77	5,176,277	131,934	5.15

Noninterest-earning assets	359,518			220,886

Total assets	$5,359,493			$5,397,163

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings deposits	$246,166	258	0.21	$$260,043	628	0.49
Time deposits	1,372,175	19,252	2.81	1,395,538	24,706	3.57
Transaction and money market	1,087,852	4,725	0.87	801,614	2,597	0.65
Escrow	3,022	11	0.75	4,135	18	0.88
Borrowed funds	2,197,973	39,372	3.52	2,453,724	41,522	3.37

Total interest-bearing liabilities	4,907,188	63,618	2.58	4,915,054	69,471	2.83

Noninterest-bearing liabilities	47,392			49,341

Total liabilities	4,954,580			4,964,395
Stockholders’ equity	404,913			432,768

Total liabilities and stockholders’ equity	$5,359,493			$5,397,163

Net interest income — tax-equivalent		55,508			62,463
Interest rate spread (3)			2.19%			2.32%

Net interest-earning assets	$92,787			$261,223

Net interest margin (4)			2.25%			2.45%

Ratio of interest-earning assets to interest-bearing liabilities	1.02x			1.05x

Adjustment to reconcile tax-equivalent net interest income to net interest income		(1,480)			(1,575)

Net interest income		$54,028			$60,888

(1)	Includes income recognized on deferred loan fees and costs of $326,000 for the six months ended June 30, 2004, and $1,359,000 for the six months ended June 30, 2003.

(2)	Interest income and yields are shown on a tax equivalent basis using an effective tax rate of 35%.

(3)	Represents the difference between the average yield on interest-earning assets and the average cost on interest-bearing liabilities.

(4)	Represents the annualized net interest income before the provision for loan losses divided by average interest-earning assets.

(5)	Includes loans on nonaccrual status and loans held for sale.

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Table 4 — Rate/Volume Analysis of Changes in Tax-equivalent Net Interest Income

	Three Months Ended June 30,2004			Six Months Ended June 30, 2004
	Compared to			Compared to
	Three Months Ended June 30, 2003			Six Months Ended June 30, 2003
	Increase (Decrease)			Increase (Decrease)
	Volume	Rate	Net	Volume	Rate	Net
	(Dollar amounts in thousands)			(Dollar amounts in thousands)
Interest-earning assets:
Loans, net	$2,424	$(5,685)	$(3,261)	$2,199	$(9,010)	$(6,811)
Marketable securities	(3,049)	352	(2,697)	(4,887)	(1,033)	(5,920)
Other interest-earning assets	18	(9)	9	(44)	(33)	(77)

Total interest-earning assets	(607)	(5,342)	(5,949)	(2,732)	(10,076)	(12,808)

Interest-bearing liabilities:
Savings deposits	(20)	(163)	(183)	(32)	(338)	(370)
Time deposits	(311)	(2,128)	(2,439)	(410)	(5,044)	(5,454)
Transaction and money market deposits	599	648	1,247	1,092	1,036	2,128
Escrow	(2)	(1)	(3)	(4)	(3)	(7)
Borrowed funds	(3,645)	2,815	(830)	(4,502)	2,352	(2,150)

Total interest-bearing liabilities	(3,379)	1,171	(2,208)	(3,856)	(1,997)	(5,853)

Change in net interest income	$2,772	$(6,513)	$(3,741)	$1,124	$(8,079)	$(6,955)

Table 5 — Analysis of Allowance for Loan Losses

	For the Three Months Ended		For the Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003
	(All dollar amounts in thousands)
Balance at beginning of the period	$29,295	$27,898	$28,431	$27,506
Provision for loan losses	902	2,064	2,803	4,485
Charge-offs:
Residential mortgage loans	(131)	(99)	(189)	(319)
Commercial loans	(1)	(136)	(97)	(1,113)
Consumer and other loans	(802)	(1,227)	(1,898)	(2,502)

Total charge-offs	(934)	(1,462)	(2,184)	(3,934)
Recoveries:
Residential mortgage loans	35	68	35	81
Commercial loans	56	29	119	292
Consumer and other loans	199	221	349	388

Total recoveries	290	318	503	761

Net charge-offs	(644)	(1,144)	(1,681)	(3,173)

Balance at end of period	$29,553	$28,818	$29,553	$28,818

Annualized net charge-offs to average loans	0.10%	0.19%	0.14%	0.27%
Allowance for loan losses as a % of total loans	1.18%	1.20%	1.18%	1.20%

Table 6 — Non-performing Assets

	As of	As of
	June 30, 2004	December 31, 2003
	(Amounts in thousands)
Non-accrual residential mortgage loans	$228	$443
Non-accrual commercial loans	7,107	8,173
Non-accrual other loans	528	90

Total non-accrual loans	7,863	8,706
Loans 90 days or more delinquent and still accruing	10,938	9,498

Total non-performing loans	18,801	18,204
Total foreclosed other assets	340	313
Total foreclosed real estate	414	472

Total non-performing assets	$19,555	$18,989

Total non-performing loans to total loans	0.75%	0.76%
Allowance for loan losses to non-performing loans	157.19%	156.18%
Total non-performing assets to total assets	0.36%	0.36%

Table 7 — Allocation of the Allowance for Loan Losses

	As of June 30, 2004		As of December 31, 2003
	(All dollar amounts are in thousands)
		% of Total		% of Total
	Amount	Reserves	Amount	Reserves
Residential mortgage loans	$651	2.20%	$1,099	3.86%
Commercial loans	23,656	80.05%	20,455	71.95%
Consumer and other loans	5,246	17.75%	6,877	24.19%

Total	$29,553	100.00%	$28,431	100.00%

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